                                                                     Exhibit 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:      Protective Life Corporation

We are aware that our report dated October 23, 1996, on our review of interim consolidated financial information of Protective Life Corporation and subsidiaries for the period ended September 30, 1996, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Company's registration statements on Form S-8 and Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





COOPERS & LYBRAND L.L.P.


Birmingham, Alabama
November 12, 1996